Reno, Nevada Wed Sep 22 1999 - HomeSeekers.com, Inc. Announces Acquisition of Terradatum, LLC

HomeSeekers.com, Inc. Announces Acquisition of Terradatum, LLC, Creating the Leading Supplier of Internet-Based Multiple Listing System Software RENO, NEVADA, September 22, 1999 - HomeSeekers.com, Inc. (NASDAQ:HMSK) announced today that it has signed an agreement to acquire Terradatum, LLC, Santa Rosa, California, a leading provider of technology-based solutions for the Multiple Listing System (MLS) real estate market.

Greg Costley, chairman and CEO of HomeSeekers.com, said, "We are extremely pleased to have the advanced technology and talented personnel that will come to us with Terradatum. We plan to integrate Terradatum's preeminent Intranet MLS system, MLSWeb(TM), and our dynamic XML-based product, XMLS, resulting in what we anticipate should be the most technologically advanced, user friendly and efficient Internet-based MLS software available in the industry."

Costley continued, "Also of great importance in this acquisition are the relationships with real estate agents that should come to HomeSeekers.com as we integrate Terradatum's technology into our system. At present, Terradatum's MLSWeb(TM) products provide service to thousands of real estate agents across the country. Our combined group should have a customer base of over 100,000 agents, with representation from a significant number of the MLS organizations that have made a commitment to Web-based technology. We are excited to expand our sphere of influence in the industry and look forward to continued growth in this area of key importance - the implementation of technology-based solutions targeted at real estate professionals.

"A prime consideration in this transaction is the impact it is projected to have on our continued efforts to add to the revenue sources that make up our business model, and to expand the opportunities available to us from each of those revenue sources. This acquisition is projected to significantly enhance our e-commerce from MLS sales, agent revenue and broker relationships."

 The acquisition price is approximately $10.0 million, which will be funded principally with HomeSeekers.com common stock. The transaction is expected to close within 60 days. Upon closing, HomeSeekers.com anticipates that total net worth will exceed $20.0 million with negligible debt.